MUELLER WATER PRODUCTS REPORTS 2021 FIRST QUARTER RESULTS

Increased Net Sales 11.7 percent to $237.4 million
Reported Net Income per Diluted Share of $0.11
Increased Adjusted Net Income per Diluted Share 37.5 percent to $0.11

ATLANTA, February 3, 2021 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2021 first quarter ended December 31, 2020, net sales were $237.4 million and net income was $16.7 million.
During the 2021 first quarter, the Company:
•Increased net sales 11.7 percent to $237.4 million as compared with $212.6 million in the prior year quarter.
•Generated operating income of $27.8 million as compared with $20.3 million in the prior year quarter. Increased adjusted operating income 28.6 percent to $29.2 million as compared with $22.7 million in the prior year quarter.
•Achieved net income of $16.7 million as compared with net income of $10.3 million in the prior year quarter. Adjusted net income increased 43.9 percent to $17.7 million as compared with $12.3 million in the prior year quarter.
•Reported net income per diluted share of $0.11 as compared with $0.06 in the prior year quarter. Increased adjusted net income per diluted share 37.5 percent to $0.11 as compared with $0.08 in the prior year quarter.
•Increased adjusted EBITDA 19.5 percent to $44.7 million as compared with $37.4 million in the prior year quarter.
•Generated $34.1 million of net cash provided by operating activities and $18.5 million of free cash flow for the quarter.
“I am very pleased with our team’s performance this quarter. Their focused execution helped deliver a strong start to the year. We generated an 11.7 percent increase in consolidated net sales in the first quarter with strong volume growth across most of our product lines. We benefited from strength in the residential construction end market and our municipal end markets continued to be resilient,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“While continuing to manage through the ongoing uncertainty and operational challenges resulting from the COVID-19 pandemic, we maintained our focus on providing our customers with essential products and services needed to manage critical water infrastructure. Despite the challenges from the pandemic leading to higher manufacturing expenses and elevated levels of inflation, we delivered a 19.5 percent increase in adjusted EBITDA with a 120 basis points improvement in adjusted EBITDA margin. Our profit growth and continued improvements in working capital management helped us increase free cash flow during the quarter.

“We expect that the operational headwinds from the pandemic will continue to impact manufacturing costs throughout this year. Though there remains a high level of uncertainty regarding the pandemic, we continue to be hopeful that vaccines will help our employees and their communities return to a more normalized environment by year-end.
“Additionally, although price more than covered material cost inflation in the first quarter, we also took actions to address the anticipated impacts from higher costs associated with inflation later in the year. We implemented price increases for the majority of our Infrastructure products at the end of the first quarter to help offset the expected cost inflation.
“We continue to believe that growth in the residential construction end market will more than offset temporary delays in the project-related portions of the municipal market caused by the pandemic. We are raising our annual guidance for consolidated net sales and adjusted EBITDA growth based on our strong first quarter performance and current end market, price and cost inflation expectations.
“This past December, we released our first ESG Report highlighting our sustainability achievements to date and our ongoing initiatives to strengthen the organization’s focus and commitment to sustainability. Our inaugural report reflects how sustainability has been an integral part of Mueller Water Products for many years. We are committed to minimizing our water and energy footprints while delivering smart products that are more efficient for our customers and safer for the environment. As we look to the future, our commitment to advancing our ESG goals will remain at the forefront of how we operate our business and work to positively impact our world.

“I continue to be extremely impressed by our team members’ dedication to their customers, communities and fellow team members. I remain highly confident in our ability to navigate the uncertainty and challenges in this environment. Our top priorities during the pandemic will continue to be keeping our employees safe, protecting our communities, delivering exceptional products and support to our customers and increasing cash flow.

“Going forward, we will continue to maintain a strong balance sheet and take a balanced approach to our cash allocation strategies as we focus on reinvesting in our business, accelerating growth through acquisitions and returning cash to shareholders. We are confident in our strategic focus to be a world class manufacturing company and innovative industry leader bridging the gap between infrastructure and technology.”

Consolidated Results
Net sales for the 2021 first quarter increased $24.8 million, or 11.7 percent, to $237.4 million as compared with $212.6 million in the 2020 first quarter.
Operating income increased 36.9 percent to $27.8 million for the 2021 first quarter as compared with $20.3 million in the prior year quarter.
During the quarter, the Company incurred $1.4 million of strategic reorganization and other charges, which have been excluded from adjusted results.
Adjusted operating income increased $6.5 million, or 28.6 percent, to $29.2 million for the 2021 first quarter as compared with $22.7 million in the prior year quarter.

Adjusted EBITDA increased $7.3 million, or 19.5 percent, to $44.7 million for the 2021 first quarter as compared with $37.4 million in the prior year quarter. Adjusted EBITDA margin of 18.8 percent for the 2021 first quarter improved 120 basis points as compared with 17.6 percent in the prior year quarter.
Segment Results
Infrastructure
Net sales for the 2021 first quarter increased $23.6 million, or 12.3 percent, to $215.9 million as compared with $192.3 million in the 2020 first quarter. This increase was primarily due to increased shipment volumes across most of our product lines and higher pricing.
Operating income and adjusted operating income for the first quarter 2021 were $41.6 million and $41.7 million, respectively. Adjusted operating income increased $6.2 million, or 17.5 percent, as compared with the prior year quarter, primarily due to higher sales that were partially offset by unfavorable manufacturing performance, including approximately $1.4 million of additional manufacturing expenses related to the pandemic, and higher costs associated with inflation.
The estimated expense impact from the COVID-19 pandemic was flat as the additional manufacturing expenses in the quarter, which reduced gross profit, were offset by lower SG&A expenses attributed to reduced travel and trade show expense.
Adjusted EBITDA of $54.2 million increased $6.7 million, or 14.1 percent, as compared with $47.5 million in the prior year quarter.
Technologies
Net sales for the 2021 first quarter increased $1.2 million, or 5.9 percent, to $21.5 million primarily due to higher volumes of metering and leak detection-related products.
Operating loss and adjusted operating loss for the quarter were each $1.5 million. Adjusted operating loss improved $0.3 million as compared with a $1.8 million operating loss in the prior year quarter, primarily due to higher sales and lower SG&A expenses, partially offset by higher costs associated with inflation.
The estimated expense impact from the COVID-19 pandemic was a net benefit of $0.3 million in the quarter as $0.4 million of lower SG&A expenses, attributed to reduced travel and trade show expense, were partially offset by additional manufacturing expenses.
Adjusted EBITDA increased $0.4 million to $0.6 million as compared with $0.2 million in the prior year quarter.
Interest Expense, Net
Interest expense, net for the 2021 first quarter was $6.1 million and $7.4 million in the prior year quarter. The decrease in net interest expense was primarily due to a non-cash adjustment to capitalized interest in the prior year quarter.

Income Taxes
Income tax expense for the 2021 first quarter was $5.8 million, or 25.8 percent of income before tax, and for the prior year quarter was $3.1 million, or 23.1 percent of income before tax.

Cash Flow and Balance Sheet
Net cash provided by operating activities for the first quarter improved $46.5 million to $34.1 million as compared with the use of $12.4 million in the comparable prior year period, primarily driven by improvements in working capital management. Additionally, net cash used in operating activities in the first quarter of the prior year included the payment of $22.2 million associated with the Walter Energy payment.
The Company invested $15.6 million in capital expenditures during the first quarter which is comparable to the $15.2 million invested in the first quarter of the prior year.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the first quarter improved $46.1 million to $18.5 million as compared with negative free cash flow of $27.6 million in the comparable prior year period.
As of December 31, 2020, Mueller Water Products had $447.7 million of total debt outstanding, $223.0 million of cash, cash equivalents and restricted cash, and the Company’s net debt leverage ratio was 1.1 times. There are no amounts due on this debt until June 2026 and the Company’s 5.5% senior unsecured notes have no financial covenants. Based on December 31, 2020 data, the Company had approximately $113.4 million of excess availability under its ABL Agreement, bringing its total liquidity to $336.4 million.
Full-Year Fiscal 2021 Outlook
For the full-year fiscal 2021, the Company currently anticipates that consolidated net sales will increase between 4 and 6 percent as compared with the prior year. Based on first quarter performance, backlog, and current expectations for end markets, price and inflation, the Company believes that adjusted EBITDA growth will be between 5 and 8 percent as compared with the prior year. The Company expects to generate positive free cash flow for the full year. These estimates are also based on current end market expectations and assume that the pandemic’s impact lessens during the second half of fiscal 2021.
The Company’s expectations for certain financial metrics for the full-year fiscal 2021 are as follows:
•Total SG&A expenses between $210 million and $215 million.
•Interest expense, net between $24 million and $25 million.
•Effective income tax rate between 24 percent and 26 percent.
•Depreciation and amortization between $60 million and $64 million.
•Capital expenditures between $80 million and $90 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Thursday, February 4, 2021, at 11:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-839-4229. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.

The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.

The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking adjusted EBITDA to the comparable GAAP measure, as permitted by Regulation S-K, because certain items, e.g., expenses related to corporate development activities, pension benefits and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.

Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All

statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, the COVID-19 pandemic, go-to-market strategies, operational excellence, acceleration of new product development, end market performance, net sales performance, adjusted operating income and adjusted EBITDA performance, margins, capital expenditure plans, litigation outcomes, capital allocation and growth strategies, and future warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the extent, duration and severity of the impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections), the Company and the financial/capital markets, government-mandated facility closures, COVID-19 related facility closures and other manufacturing restrictions, logistical challenges and supply chain interruptions, potential litigation and claims emanating from the COVID-19 pandemic, and health, safety and employee/labor issues in Company facilities around the world; unexpected or greater than expected increases in costs of raw materials; regional, national or global political, economic, market and competitive conditions; cyclical and changing demand in core markets such as municipal spending; government monetary or fiscal policies; residential and non-residential construction, and natural gas distribution; manufacturing and product performance; expectations for changes in volumes, continued execution of cost productivity initiatives and improved pricing; warranty exposures (including the adequacy of warranty reserves); the Company’s ability to successfully resolve significant legal proceedings, claims, lawsuits or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; changing regulatory, trade and tariff conditions; failure to achieve expected cost savings, net sales expectations, profitability expectations and manufacturing efficiencies from our large capital investments in Chattanooga and Kimball, Tennessee and Decatur, Illinois and plant closures; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Annual Report on Form 10-K (all of which risks may be amplified by the COVID-19 outbreak).
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc., a Delaware corporation (“MWP”), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands and krauszusa.com to learn more.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

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MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2020	2020
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$220.8	$208.9
Restricted cash	2.2	—
Receivables, net	157.4	180.8
Inventories	167.2	162.5
Other current assets	30.3	29.0
Total current assets	577.9	581.2
Property, plant and equipment, net	261.4	253.8
Intangible assets	403.8	408.9
Goodwill	101.1	99.8
Other noncurrent assets	53.3	51.3
Total assets	$1,397.5	$1,395.0

Liabilities and equity:
Current portion of long-term debt	$1.1	$1.1
Accounts payable	58.2	67.3
Other current liabilities	77.0	86.6
Total current liabilities	136.3	155.0
Long-term debt	446.6	446.5
Deferred income taxes	99.2	96.5
Other noncurrent liabilities	60.2	56.3
Total liabilities	742.3	754.3

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 158,315,601 and 158,064,750 shares outstanding at December 31, 2020 and September 30, 2020, respectively	1.6	1.6
Additional paid-in capital	1,370.9	1,378.0
Accumulated deficit	(697.6)	(714.2)
Accumulated other comprehensive loss	(19.7)	(24.7)
Total stockholders’ equity	655.2	640.7
Total liabilities and equity	$1,397.5	$1,395.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
	December 31,
	2020	2019
	(in millions, except per share amounts)
Net sales	$237.4	$212.6
Cost of sales	159.0	140.0
Gross profit	78.4	72.6
Operating expenses:
Selling, general and administrative	49.2	49.9
Strategic reorganization and other charges	1.4	2.4
Total operating expenses	50.6	52.3
Operating income	27.8	20.3
Other expense (income):
Pension benefit other than service	(0.8)	(0.7)
Interest expense, net	6.1	7.4
Walter Energy accrual	—	0.2
Net other expense	5.3	6.9
Income before income taxes	22.5	13.4
Income tax expense	5.8	3.1
Net income	$16.7	$10.3

Net income per basic share	$0.11	$0.07

Net income per diluted share	$0.11	$0.06

Weighted average shares outstanding:
Basic	158.1	157.7
Diluted	158.8	158.7

Dividends declared per share	$0.0550	$0.0525

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended
	December 31,
	2020	2019
	(in millions)
Operating activities:
Net income	$16.7	$10.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7.7	7.0
Amortization	7.0	7.0
Stock-based compensation	1.9	1.3
Retirement plans	(0.5)	0.7
Deferred income taxes	1.6	1.0
Other, net	1.4	(0.4)
Changes in assets and liabilities, net of acquisitions:
Receivables	24.0	41.0
Inventories	(4.8)	(21.0)
Other assets	(1.3)	3.6
Accounts payable	(9.4)	(26.0)
Walter Energy accrual	—	(22.0)
Other current liabilities	(9.9)	(12.8)
Other noncurrent liabilities	(0.3)	(2.1)
Net cash provided by (used in) operating activities	34.1	(12.4)
Investing activities:
Capital expenditures	(15.6)	(15.2)
Proceeds from sales of assets	0.1	0.1
Net cash used in investing activities	(15.5)	(15.1)
Financing activities:
Dividends	(8.7)	(8.3)
Proceeds from financing transaction	3.9	—
Acquisition of joint venture partner’s interest	—	(5.2)
Employee taxes related to stock-based compensation	(0.9)	(0.7)
Common stock issued	0.6	1.4
Deferred financing costs paid	(0.5)	—
Other	(0.2)	—
Net cash used in financing activities	(5.8)	(12.8)
Effect of currency exchange rate changes on cash	1.3	0.4
Net change in cash, cash equivalents and restricted cash	14.1	(39.9)
Cash, cash equivalents and restricted cash at beginning of period	208.9	176.7
Cash, cash equivalents and restricted cash at end of period	$223.0	$136.8

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended December 31, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$215.9	$21.5	$—	$237.4

Gross profit	$73.7	$4.7	$—	$78.4
Selling, general and administrative expenses	32.0	6.2	11.0	49.2
Strategic reorganization and other charges	0.1	—	1.3	1.4
Operating income (loss)	$41.6	$(1.5)	$(12.3)	$27.8

Operating margin	19.3%	(7.0)%		11.7%

Capital expenditures	$14.7	$0.8	$0.1	$15.6

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$16.7
Strategic reorganization and other charges				1.4
Income tax benefit of adjusting items				(0.4)
Adjusted net income				$17.7

Weighted average diluted shares outstanding				158.8

Adjusted net income per diluted share				$0.11

Net income				$16.7
Income tax expense (1)				5.8
Interest expense, net (1)				6.1
Pension benefit other than service				(0.8)
Operating income (loss)	$41.6	$(1.5)	$(12.3)	27.8
Strategic reorganization and other charges	0.1	—	1.3	1.4
Adjusted operating income (loss)	41.7	(1.5)	(11.0)	29.2
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	12.5	2.1	0.1	14.7
Adjusted EBITDA	$54.2	$0.6	$(10.1)	$44.7

Adjusted operating margin	19.3%	(7.0)%		12.3%
Adjusted EBITDA margin	25.1%	2.8%		18.8%

Adjusted EBITDA	$54.2	$0.6	$(10.1)	$44.7
Three prior quarters’ adjusted EBITDA	188.7	(4.5)	(31.0)	153.2
Trailing twelve months’ adjusted EBITDA	$242.9	$(3.9)	$(41.1)	$197.9

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.1
Long-term debt				446.6
Total debt				447.7
Less cash and cash equivalents				220.8
Less restricted cash				2.2
Net debt				$224.7

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.1x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$34.1
Less capital expenditures				(15.6)
Free cash flow				$18.5

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended December 31, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$192.3	$20.3	$—	$212.6

Gross profit (1)	$68.0	$4.6	$—	$72.6
Selling, general and administrative expenses	32.5	6.4	11.0	49.9
Strategic reorganization and other charges	—	—	2.4	2.4
Operating income (loss)	$35.5	$(1.8)	$(13.4)	$20.3

Operating margin	18.5%	(8.9)%		9.5%

Capital expenditures	$14.5	$0.6	$0.1	$15.2

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$10.3
Walter Energy accrual				0.2
Strategic reorganization and other charges				2.4
Income tax benefit of adjusting items				(0.6)
Adjusted net income				$12.3

Weighted average diluted shares outstanding				158.7

Adjusted net income per diluted share				$0.08

Net income				$10.3
Income tax expense (2)				3.1
Interest expense, net (2)				7.4
Walter Energy accrual				0.2
Pension benefit other than service				(0.7)
Operating income (loss)	$35.5	$(1.8)	$(13.4)	20.3
Strategic reorganization and other charges	—	—	2.4	2.4
Adjusted operating income (loss)	35.5	(1.8)	(11.0)	22.7
Pension benefit other than service	—	—	0.7	0.7
Depreciation and amortization	12.0	2.0	—	14.0
Adjusted EBITDA	$47.5	$0.2	$(10.3)	$37.4

Adjusted operating margin	18.5%	(8.9)%		10.7%
Adjusted EBITDA margin	24.7%	1.0%		17.6%

Adjusted EBITDA	$47.5	$0.2	$(10.3)	$37.4
Three prior quarters’ adjusted EBITDA	192.2	0.9	(26.1)	167.0
Trailing twelve months’ adjusted EBITDA	$239.7	$1.1	$(36.4)	$204.4

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.9
Long-term debt				445.5
Total debt				446.4
Less cash and cash equivalents				136.8
Net debt				$309.6

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.5x

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(12.4)
Less capital expenditures				(15.2)
Free cash flow				$(27.6)

(1) Net sales and gross profit associated with certain products have been reclassified as Technologies segment items to conform to the current period presentation.
(2) We do not allocate interest or income taxes to our segments.